Exhibit 99.1

FactSet Appoints Helen Shan as Chief Revenue Officer
Shan Has Served as FactSet’s Executive Vice President and Chief Financial Officer Since 2018; Will Remain CFO until Successor is Named

NORWALK, Conn., April 20, 2021 – FactSet ("FactSet" or the “Company”) (NYSE: FDS) (NASDAQ: FDS), today announced that Executive Vice President and Chief Financial Officer (CFO) Helen Shan has been appointed to the role of Chief Revenue Officer (CRO), effective May 3, 2021. In this role, she will report to FactSet’s Chief Executive Officer (CEO) Phil Snow, while continuing to serve as CFO as the Company conducts a search for her successor.

As CRO, Shan will be responsible for all aspects of FactSet’s revenue performance, including the management of its global Sales organization and the execution of its go-to-market strategy. Building on her accomplishments while serving as FactSet’s CFO since 2018 and over 25 years of experience in business and financial services, Shan will leverage her strong partnerships with colleagues across both product and technology and her experience developing global C-suite relationships to drive top line growth.

“Helen is a proven leader who has driven significant improvements in operations, strategy, and productivity as CFO – often in lockstep with Sales leadership. Under Helen’s guidance, we have made strides in our multi-year investment plan, brought more rigor to our finance organization, and delivered consistently solid results,” said Snow. “I am confident that as CRO, she will bring a disciplined, growth-oriented mindset and fresh perspective to the Sales organization.”

Shan said, “During my time as CFO, I’ve worked closely with our businesses, gained a thorough understanding of FactSet’s market dynamics, and been intimately involved in many key sales and operations initiatives. I look forward to directing the Sales organization as we deepen our focus on building the leading open content and analytics platform and deploying digital enterprise solutions for our clients.”

Prior to joining FactSet as CFO in 2018, Shan was a senior leader for over 10 years in investment banking and held key executive roles in finance, treasury, and corporate development. Previously, she served as the CFO of Mercer, Vice President and Treasurer for both Marsh McLennan and Pitney Bowes Inc. and as a Managing Director at J.P. Morgan. Shan earned an MBA from the S.C. Johnson Graduate School of Management Cornell University and dual undergraduate degrees from the University of Pennsylvania's Wharton School of Business and School of Applied Science and Engineering. She currently is a member of the Board of Directors of EPAM Systems, Inc., a leading global provider of digital platform engineering and software development services and of Cornell University Johnson School’s Advisory Council.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 153,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated

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FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com